Exhibit 99.1

News Release

Axcelis Announces Financial Results for First Quarter 2024

Revenue, Gross Margin and EPS Beat Guidance

BEVERLY, Mass. — May 1, 2024—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2024.

The Company reported first quarter revenue of $252.4 million, compared to $310.3 million for the fourth quarter of 2023. Gross margin for the quarter was 46%, compared to 44.4% in the fourth quarter. Operating profit for the quarter was $56.5 million, compared to $79.1 million for the fourth quarter. Net income for the quarter was $51.6 million, or $1.57 per diluted share, compared to $71.1 million, or $2.15 per diluted share in the fourth quarter.

President and CEO Russell Low commented, “Axcelis is off to a good start in 2024. The Company delivered strong financial results in the first quarter, as a result of continued execution by the Axcelis team combined with strength in the implant intensive power device segment and robust shipments to China. The power device segment, particularly silicon carbide, continues to drive our business. We continue to win business from new customers globally as well as expand our product footprint with existing customers, with our highly differentiated and enabling Purion™ Power Series product line.”

Executive Vice President and Chief Financial Officer Jamie Coogan said, “We are pleased with our first quarter results and look forward to a solid 2024. Our revenue, gross margin and earnings per share finished above our guidance for the period, and we ended the quarter with robust cash flow and a strong balance sheet. We are monitoring the recovery in our memory and general mature markets and continue to expect revenue levels in the second half to increase over our anticipated revenues in the first half of the year.”

Business Outlook

For the second quarter ending June 30, 2024, Axcelis expects revenues of approximately $245 million. Gross margin in the second quarter is expected to be approximately 43.5%, as we anticipate closing several evaluations in the period, which typically carry lower gross margins. For the full year we expect margins to improve year over year. Second quarter operating profit is forecast to be approximately $47 million with earnings per diluted share of around $1.30.

News Release

First Quarter 2024 Conference Call

The Company will host a call to discuss the results for the first quarter 2024 on Thursday, May 2, 2024, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BI3597bb3b60b345b3a930f23a61948ca3. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
Revenue:
Product	$243,418	$246,007
Services	8,954	8,013
Total revenue	252,372	254,020
Cost of revenue:
Product	127,912	142,771
Services	8,409	7,230
Total cost of revenue	136,321	150,001
Gross profit	116,051	104,019
Operating expenses:
Research and development	25,662	23,773
Sales and marketing	17,445	14,144
General and administrative	16,405	14,745
Total operating expenses	59,512	52,662
Income from operations	56,539	51,357
Other income (expense):
Interest income	5,516	3,936
Interest expense	(1,346)	(1,353)
Other, net	(1,710)	(1,038)
Total other income	2,460	1,545
Income before income taxes	58,999	52,902
Income tax provision	7,404	5,205
Net income	$51,595	$47,697
Net income per share:
Basic	$1.58	$1.46
Diluted	$1.57	$1.43
Shares used in computing net income per share:
Basic weighted average shares of common stock	32,638	32,744
Diluted weighted average shares of common stock	32,926	33,293

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$133,963	$167,297
Short-term investments	396,228	338,851
Accounts receivable, net	208,544	217,964
Inventories, net	312,170	306,482
Prepaid expenses and other current assets	54,544	49,397
Total current assets	1,105,449	1,079,991
Property, plant and equipment, net	53,032	53,971
Operating lease assets	29,557	30,716
Finance lease assets, net	16,310	16,632
Long-term restricted cash	6,652	6,654
Deferred income taxes	54,525	53,428
Other assets	41,094	40,575
Total assets	$1,306,619	$1,281,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,853	$54,400
Accrued compensation	16,413	31,445
Warranty	14,355	14,098
Income taxes	26,850	6,164
Deferred revenue	164,700	164,677
Current portion of finance lease obligation	1,503	1,511
Other current liabilities	12,894	12,834
Total current liabilities	276,568	285,129
Long-term finance lease obligation	43,328	43,674
Long-term deferred revenue	43,718	46,208
Other long-term liabilities	41,262	42,074
Total liabilities	404,876	417,085
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,605 shares issued and outstanding at March 31, 2024; 32,685 shares issued and outstanding at December 31, 2023	33	33
Additional paid-in capital	546,979	547,189
Retained earnings	358,303	319,506
Accumulated other comprehensive loss	(3,572)	(1,846)
Total stockholders’ equity	901,743	864,882
Total liabilities and stockholders’ equity	$1,306,619	$1,281,967